Exhibit 99.1
News Release

Corporate Offices
35 Vantage Point Drive, Rochester, New York 14624
Telephone: 585-352-7777     Fax: 585-352-7788

Contact:

Charles P. Hadeed, President, CEO and COO	Van Negris / Lexi Terrero
John J. Zimmer, Vice President of Finance and CFO	Van Negris & Company, Inc. – 212-759-0290
Transcat, Inc.	Robert Cavosi
585-352-7777	Broadgate Consultants, LLC – 212-493-6981
FOR IMMEDIATE RELEASE
Transcat Announces Fiscal Year 2008
Second Quarter and First Half Results
Net Sales Increase by 11.9% and 8.0% Respectively; Operating Income Up 14.5%
and 21.8% Respectively
ROCHESTER, NY – October 23, 2007 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for the fiscal year 2008 second quarter and first half ended September 29, 2007.
Fiscal Year 2008 Second Quarter and First Half Overview
•	Net sales increased 11.9% to $16.6 million in the fiscal year 2008 second quarter and increased 8.0% to $32.8 million in the fiscal year 2008 first half compared to the same periods in fiscal year 2007.

•	Gross profit increased 20.1% to $4.3 million in the fiscal year 2008 second quarter and increased 14.8% to $8.5 million in the fiscal year 2008 first half compared to the same periods in fiscal year 2007. Gross profit margin percentage increased 1.7 points to 25.6% in the fiscal year 2008 second quarter and increased 1.5 points to 25.9% in the fiscal year 2008 first half compared to the same periods in fiscal year 2007.

•	Operating income increased 14.5% to $0.6 million in the fiscal year 2008 second quarter and increased 21.8% to $1.0 million in the fiscal year 2008 first half compared to the same periods in fiscal year 2007.

•	Net income was $0.2 million in the fiscal year 2008 second quarter and $0.4 million in the fiscal year 2008 first half. Both of these amounts were comparable to the same periods in fiscal year 2007.

•	Earnings per share for the fiscal year 2008 second quarter were $0.03 per diluted share compared to $0.03 per diluted share for the fiscal year 2007 second quarter. Earnings per share for the fiscal year 2008 first half increased to $0.06 per diluted share compared to $0.05 per diluted share for the fiscal year 2007 first half.
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Transcat, Inc.
Page Two – October 23, 2007
•	Distribution Products – Net sales increased 13.6% to $11.2 million in the fiscal year 2008 second quarter from $9.9 million in the fiscal year 2007 second quarter and gross profit increased by 27.1% to $3.1 million in the fiscal year 2008 second quarter from $2.5 million in the fiscal year 2007 second quarter. Net sales increased 8.5% to $22.1 million in the fiscal year 2008 first half from $20.4 million in the fiscal year 2007 first half and gross profit increased by 19.7% to $6.2 million in the fiscal year 2008 first half from $5.2 million in the fiscal year 2007 first half.

•	Calibration Services – Net sales increased 8.6% to $5.4 million in the fiscal year 2008 second quarter from $5.0 million in the fiscal year 2007 second quarter and gross profit increased by 4.3% to $1.13 million in the fiscal year 2008 second quarter from $1.08 million in the fiscal year 2007 second quarter. Net sales increased 7.1% to $10.7 million in the fiscal year 2008 first half from $10.0 million in the fiscal year 2007 first half and gross profit increased by 3.2% to $2.3 million in the fiscal year 2008 first half from $2.2 million in the fiscal year 2007 first half.
Operations Review
Charles P. Hadeed, Transcat’s President, CEO and COO, stated: “We continue to grow our net sales in both our Distribution Products and Calibration Services business segments. This continued growth, combined with a 1.7 point increase in our gross profit margin percentage in the fiscal year 2008 second quarter, resulted in our improved operating earnings. Our operating cash flow remained strong and contributed to a further reduction in our debt this quarter. Overall, I am pleased with our results as we continue to build on a strong foundation.”
“Net sales in our Distribution Products segment continue to be driven by exciting new products and technology from our supplier partners and our ability to assist our customers in determining their needs and subsequently providing superior customer service to meet those needs.
“The initiatives and investments that have been implemented to drive sales growth in our Calibration Services segment have taken hold and are continuing to demonstrate tangible, positive results. We are committed to our core focus, which is to provide high quality calibration and repair services to customers who value and trust the integrity of our processes.”
Looking Ahead
Mr. Hadeed continued: “For the remainder of fiscal year 2008, we expect continued year-over-year sales growth in both our Distribution Products and Calibration Services business segments, a sustained increase in operating earnings (excluding the one-time deferred gain of $1.5 million which was recognized in the fiscal year 2007 third quarter) and continued strong cash flow. In our Distribution Products segment, we expect gross profit margins to be consistent with those reported for the fiscal year 2008 first half. Consistent with the historic seasonality of our Calibration Services segment, we expect the majority of our year-over-year annual sales increase to occur during the second half of fiscal year 2008, and as a result, we expect our gross profit margins to increase in this segment.”
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Transcat, Inc.
Page Three – October 23, 2007
Fiscal Year 2008 Second Quarter Financial Summary
For the fiscal year 2008 second quarter, net sales were $16.6 million, an increase of $1.7 million or 11.9%, compared with net sales of $14.9 million for the fiscal year 2007 second quarter. Distribution Products net sales for the fiscal year 2008 second quarter were $11.2 million, an increase of $1.3 million or 13.6%, compared with net sales of $9.9 million for the fiscal year 2007 second quarter. Calibration Services net sales for the fiscal year 2008 second quarter were $5.4 million, an increase of $0.4 million or 8.6%, compared with net sales of $5.0 million for the fiscal year 2007 second quarter.
For the fiscal year 2008 first half, net sales were $32.8 million, an increase of $2.4 million or 8.0%, compared with net sales of $30.4 million for the fiscal year 2007 first half. Distribution Products net sales for the fiscal year 2008 first half were $22.1 million, an increase of $1.7 million or 8.5%, compared with net sales of $20.4 million for the fiscal year 2007 first half. Calibration Services net sales for the fiscal year 2008 first half were $10.7 million, an increase of $0.7 million or 7.1%, compared with net sales of $10.0 million for the fiscal year 2007 first half.
For the fiscal year 2008 second quarter, operating income was $0.6 million, an increase of $0.1 million or 14.5%, compared to operating income of $0.5 million for the fiscal year 2007 second quarter. For the fiscal year 2008 first half, operating income was $1.0 million, an increase of $0.1 million or 21.8%, compared to operating income of $0.9 million for the fiscal year 2007 first half.
Net income for the fiscal year 2008 second quarter was $0.2 million, or $0.03 per diluted share, compared to $0.2 million or $0.03 per diluted share, in the fiscal year 2007 second quarter. Net income for the fiscal year 2008 first half was $0.4 million, or $0.06 per diluted share, compared to $0.4 million, or $0.05 per diluted share for the fiscal year 2007 first half.
About Transcat, Inc.
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.
Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through its Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control. For a more detailed discussion of the risks and uncertainties that may affect Transcat’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Transcat’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2007.
– Statistical Tables Follow –
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Transcat, Inc.
Page Four – October 23, 2007
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
	September 29,	September 23,	September 29,	September 23,
	2007	2006	2007	2006

Product Sales	$11,219	$9,880	$22,146	$20,417
Service Sales	5,406	4,980	10,669	9,963

Net Sales	16,625	14,860	32,815	30,380

Cost of Products Sold	8,087	7,415	15,952	15,244
Cost of Services Sold	4,276	3,897	8,362	7,728

Total Cost of Products and Services Sold	12,363	11,312	24,314	22,972

Gross Profit	4,262	3,548	8,501	7,408

Selling, Marketing and Warehouse Expenses	1,919	1,807	4,127	3,942
Administrative Expenses	1,749	1,222	3,331	2,610

Total Operating Expenses	3,668	3,029	7,458	6,552

Operating Income	594	519	1,043	856

Interest Expense	29	90	63	184
Other Expense, net	209	46	290	120

Total Other Expense	238	136	353	304

Income Before Income Taxes	356	383	690	552
Provision for Income Taxes	162	137	258	189

Net Income	$194	$246	$432	$363

Basic Earnings Per Share	$0.03	$0.04	$0.06	$0.05
Average Shares Outstanding	7,127	6,902	7,099	6,864

Diluted Earnings Per Share	$0.03	$0.03	$0.06	$0.05
Average Shares Outstanding	7,577	7,425	7,474	7,377

Transcat, Inc.
Page Five – October 23, 2007
TRANSCAT, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	September 29,	March 31,
	2007	2007
ASSETS
Current Assets:
Cash	$188	$357
Accounts Receivable, less allowance for doubtful accounts of $62 and $47 as of September 29, 2007 and March 31, 2007, respectively	7,874	8,846
Other Receivables	858	352
Inventory, net	3,662	4,336
Prepaid Expenses and Other Current Assets	1,108	762
Deferred Tax Asset	955	851

Total Current Assets	14,645	15,504
Property and Equipment, net	3,275	2,814
Goodwill	2,967	2,967
Deferred Tax Asset	769	791
Other Assets	352	346

Total Assets	$22,008	$22,422

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$5,411	$5,307
Accrued Compensation and Other Liabilities	1,931	2,578
Income Taxes Payable	216	42

Total Current Liabilities	7,558	7,927
Long-Term Debt	1,333	2,900
Other Liabilities	411	366

Total Liabilities	9,302	11,193

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,413,262 and 7,286,119 shares issued as of September 29, 2007 and March 31, 2007, respectively; 7,137,480 and 7,010,337 shares outstanding as of September 29, 2007 and March 31, 2007, respectively	3,707	3,643
Capital in Excess of Par Value	5,792	5,268
Warrants	329	329
Accumulated Other Comprehensive Income	500	43
Retained Earnings	3,366	2,934
Less: Treasury Stock, at cost, 275,782 shares as of September 29, 2007 and March 31, 2007	(988)	(988)

Total Shareholders’ Equity	12,706	11,229

Total Liabilities and Shareholders’ Equity	$22,008	$22,422

Transcat, Inc.
Page Six – October 23, 2007
TRANSCAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	(Unaudited)
	Six Months Ended
	September 29,	September 23,
	2007	2006
Cash Flows from Operating Activities:
Net Income	$432	$363
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	(85)	148
Depreciation and Amortization	788	769
Provision for Accounts Receivable and Inventory Reserves	(63)	43
Stock-Based Compensation Expense	428	328
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	892	515
Inventory	749	(46)
Prepaid Expenses and Other Assets	(602)	(280)
Accounts Payable	104	(408)
Accrued Compensation and Other Liabilities	(595)	(924)
Income Taxes Payable	174	(41)

Net Cash Provided by Operating Activities	2,222	467

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(999)	(454)

Net Cash Used in Investing Activities	(999)	(454)

Cash Flows from Financing Activities:
Chase Revolving Line of Credit, net	(1,567)	–
GMAC Revolving Line of Credit, net	–	223
Payments on Other Debt Obligations	–	(368)
Issuance of Common Stock	160	110
Net Cash Used in Financing Activities	(1,407)	(35)

Effect of Exchange Rate Changes on Cash	15	4

Net Decrease in Cash	(169)	(18)
Cash at Beginning of Period	357	115

Cash at End of Period	$188	$97

Supplemental Disclosures of Cash Flow Activity:
Cash paid during the period for:
Interest	$69	$198
Income Taxes, net	$177	$85

Supplemental Disclosure of Non-Cash Financing Activity:
Treasury Stock Acquired in Cashless Exercise of Stock Options	$–	$50